UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material pursuant to §240.14a-12

The Quigley Corporation

(Name of Registrant as Specified in Its Charter)

Ted Karkus

Mark Burnett

John DeShazo

Mark Frank

Louis Gleckel, MD

Mark Leventhal

James McCubbin

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 1, 2009

Dear Fellow Shareholders:

We are undertaking this effort to replace the incumbent board of The Quigley Corporation because it is clear to us that change is necessary in order to protect the investment we have all made. Enclosed with this package are proxy materials and a BLUE Voting Instruction Form relating to Quigley’s 2009 Annual Meeting of Stockholders. Your vote at this year’s meeting is crucial and we urge you to review these materials and take the time to vote. We believe this is going to be a very close vote and that the voting of every share is critical. Please review our proxy materials and then vote the BLUE Voting Instruction Form today, no matter how many or how few shares you have.

We think it is important that you know that late last week The Quigley Corporation filed a lawsuit against us. This is part of management’s effort to stop us from sending you our proxy materials and letting you make your own decision as to who should be elected to serve on the Board. We are vigorously resisting their efforts to prevent you from having a choice, and we expect to prevail.

Since time is running short, we request that you vote electronically. To vote electronically, you will need the enclosed BLUE Voting Instruction Form which has a 12 digit control number printed on it. You can then go to
www.proxyvote.com to vote online. Alternatively, if you do not have access to the internet, then you may vote by calling (800) 454-8683, toll free. It is a quick and easy process.

If you have already sent back the white voting instruction form you received from Quigley management, you have every right to change your vote. Please note that voting to “withhold” on the white voting instruction form is not a vote for our nominees. You can still support our nominees by using the enclosed BLUE Voting Instruction Form. Only your latest dated vote will count.

If you have any difficulties whatsoever, or cannot locate your BLUE Voting Instruction Form with your 12 digit control #, please call The Altman Group, our Proxy Solicitors, toll-free at (866) 796-7175. If you have any questions regarding the content of our cover letter and proxy, please call Ted Karkus at (516) 569-9999.

Our Reasons for this Solicitation

As major shareholders of The Quigley Corporation, we are dismayed by its continuing downward spiral of revenues, increasing losses and dismal stock performance. We think it outrageous that Mr. Quigley’s Board of Directors has been rewarding the company’s executives with excessive pay packages, hiring family members and approving highly questionable transactions without being accountable to you and to us — the shareholders who have entrusted Mr. Quigley and the current board with management of our Company.

Collectively, the slate of directors we have nominated owns 1,309,323 shares of the Company’s common stock, representing 10.1% of the shares outstanding — shares that we purchased with our own money in open market transactions. Incredibly, according to the Company’s 2009 proxy statement, the current slate of 4 supposedly “independent” directors, owns only a total of 500 shares among and between them (not including stock option awards). They simply have no personal investment or vested interest in your Company.

With the highly qualified slate we have assembled and the large investment we already have made in the Company, we are very confident that we will do a much better job than the current directors in building value for shareholders.

Please consider when casting your vote:

1. As disclosed in the Company’s 2009 Proxy Statement and the Company’s Form 10-K for the year ended December 31, 2008, the Board granted the Company’s top three executive officers over $3 million in compensation in 2007 and over $2 million in 2008, while the Company reported net losses of $1.7 million in 2006, $2.4 million in 2007 and $5.5 million in 2008. In 2008, the net loss from continuing operations was even higher, at $6.4 million.

2. Also during this period, the Company employed, at what we consider to be significant and unwarranted expense, several relatives of the CEO. As disclosed in the Company’s 2008 Proxy Statement, three relatives of the Company’s CEO were employed by the Company in 2007 and received compensation in excess of $120,000 each (for a total of $607,761). In the Company’s 2009 Proxy Statement, the Company disclosed that one relative of the Company’s CEO received $221,115 in compensation in 2008.

3. In our opinion, this conduct has depleted scarce capital resources that would have been more wisely used to support the Company’s now-struggling Cold-Eeze franchise and on additional Research and Development to accelerate the slow, eight year development in the Pharma division.

4. The Sale of Darius. We believe that the incumbent Board has rubber-stamped highly questionable business decisions that have resulted in a severe decline in financial performance. We have serious questions arising from the sale last year by the Company of its Darius business to a company called Innerlight Holdings, Inc. (“Innerlight”).

We are deeply troubled, as we think you should be too, that the CEO’s brother was employed by The Quigley Company but ended up owning approximately 25% of Innerlight, the purchaser of Darius.

We invite you to decide for yourself whether you want to keep in place and continue to reward a Board which allowed the sale of Darius to occur in view of these facts:

a. The legacy board approved the February 29, 2008 sale of Darius for a cash purchase price of $1 million — a price we believe was just too low.

b. Why do we think the sale price was too low? Innerlight has disclosed in a registration statement they filed with the SEC that Darius’s net income was $139,263 for the first two months of 2008 (i.e., immediately before the sale), and its subsequent net income for the remaining ten months of 2008 was $1.3 million; (net income from continuing operations was $2.5 million for that period).

c. The Company, in its lawsuit against certain of the Shareholders (as discussed in Appendix C to the attached Proxy Statement) claims that the CEO’s brother, Gary Quigley, was employed by the Company as a “liaison between the Company and Darius and that he did not acquire his shareholdings in Innerlight until after the purchase of Darius.”

d. We have no way of knowing whether the CEO’s brother acquired his interest in Innerlight while he was supposedly working as a “liaison” for the Company with Darius or after the sale to Innerlight closed. But you should know that Innerlight filed an April 17, 2009 amended registration statement with the SEC (more than one year after the sale had closed) in which Innerlight reported that Gary Quigley’s ownership of Innerlight’s stock occurred prior to the Darius sale. The April 17, 2009 Innerlight registration statement disclosed the following:

“On February 24, 2008, [Innerlight] issued, in connection with the initial organization and capitalization of the Company, a total of 10,600,000 shares of Common Stock †o in exchange for services rendered to the Company and for total aggregate cash loans to the Company of $1,000,000.”. . . .“These issuances included . . . . 2,250,000 shares and 468,000 warrants issued to Gary Quigley, a shareholder, and 2,250,000 shares and 468,000 warrants issued to Chilesha Holdings Ltd., a shareholder.

e. Oddly, on April 23, 2009, two weeks after the Shareholder Nominees filed their preliminary proxy materials questioning whether it is proper that Gary Quigley ended up as a significant owner of Innerlight, Innerlight further amended their registration statement and changed their description of when Gary Quigley acquired his Innerlight shares. In the April 23 Innerlight filing, they now claim that Gary Quigley acquired his shares on March 5, 2008 (five days after the Darius transaction). Even if true, do you think the five days makes it OK?

(Cont.)

Whether Gary Quigley acquired his Innerlight stake a few days before or a few days after The Quigley Company sold Darius to Innerlight, we still believe that the CEO ought not to have hired his brother to “act as a liaison” with a business unit owned by the Company; and, we still believe that the acquisition by the CEO’s brother of a substantial interest in that business warrants further disclosure and scrutiny by the Company.

We believe that this pattern of behavior stems from a Board of Directors that is not sufficiently independent of management. In fact, three of the seven members of the Board are current executive officers of the Company.

If we are elected, consistent with and subject to our fiduciary duty to stockholders, we intend to: review the performance, compensation and composition of senior management and their family members; review the overall overhead structure of the Company to maximize profitability in the OTC operations; institute strong corporate governance policies to prevent nepotism and unfair related party transactions, including the requirement that a majority of independent directors approve all transactions (including the hiring of employees) that involve a related party; and work tirelessly to maximize shareholder returns.

Thank you,

The Shareholder Nominees

Time is running short. To ensure that your vote is counted, please vote immediately using either of the following methods.

IT IS FAST AND EASY.

	INTERNET		TOLL-FREE TELEPHONE
1.	Have the enclosed BLUE voting instruction form ready.	1.	Have the enclosed BLUE voting instruction form ready.
2.	Go to the www.proxyvote.com	2.	Using a touch tone phone, call the toll free number printed on the enclosed voting instruction form.
3.	Enter the 12 digit Control Number printed on your vote instruction form.	3.	When prompted, enter the 12 digit control number printed on your voting instruction form.
4.	Follow the simple instructions on the website.	4.	Follow the simple recorded instructions.

Your vote is important, no matter how many or how few shares you own!

➢ If you submit your vote by internet or telephone, the latest time that your votes will be accepted is 11:59 PM, New York time on May 19, 2009.

If you have any questions or require assistance in voting your shares, please call
The Altman Group, toll-free at (866) 796-7175.